Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated on September 10, 2009 pertaining to the Stock Option Plan of Sinovac Biotech Ltd. of our reports dated April 8, 2009 with respect to the consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and the effectiveness of internal control of financial reporting as of December 31, 2008 of Sinovac Biotech Ltd. included in its Annual Report on Form 20-F (as amended) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ ERNST & YOUNG LLP
September 10, 2009	Chartered Accountants